TAX SHARING AGREEMENT

                            dated as of June 30, 2000

                                      among

                         DELTA WOODSIDE INDUSTRIES, INC.

                               DELTA APPAREL, INC.

                                       and

                         DUCK HEAD APPAREL COMPANY, INC.

                              TAX SHARING AGREEMENT

     TAX SHARING AGREEMENT dated as of June 30, 2000 among DELTA WOODSIDE INDUSTRIES, INC., a South Carolina corporation (together with its successors, "Delta Woodside"), DELTA APPAREL, INC., a Georgia corporation (together with its successors, "Delta Apparel"), and DUCK HEAD APPAREL COMPANY, INC., a Georgia corporation (together with its successors, "Duck Head").

                                    RECITALS

     WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Delta Woodside Tax Group, certain members of the Delta Apparel Tax Group and certain members of the Duck Head Tax Group, as defined below, have filed or will file certain Tax returns on an affiliated, consolidated, combined, unitary or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code")) (each such group, a "Consolidated Group");

     WHEREAS, the Board of Directors of Delta Woodside has determined that it is in the best interests of Delta Woodside and its stockholders to distribute all of the outstanding shares of the common stock of Delta Apparel and all of the outstanding shares of the common stock of Duck Head to the holders of the common stock of Delta Woodside on a pro rata basis (the "Distribution"); and

     WHEREAS, the parties have set forth in this Agreement the rights and obligations of Delta Woodside and the other members of the Delta Woodside Tax Group, Delta Apparel and the other members of the Delta Apparel Tax Group, and Duck Head and the other members of the Duck Head Tax Group with respect to the handling and allocation of certain federal, state, local and other Taxes incurred in Taxable periods beginning prior to the Distribution Date, and various other Tax matters;

     NOW,  THEREFORE,  the  parties  hereto  agree  as  follows:

                                    ARTICLE 1

                                   DEFINITIONS

     SECTION  1.01.     Definitions.
                        -----------

     (a)     As  used  herein,  the following terms have the following meanings:

     "Business Day" means any day other than a Saturday, a Sunday or one on which banks are authorized or required by law to close in Greenville, South Carolina.

     "Delta Apparel Tax Group" means, at any time, Delta Apparel and any direct or indirect corporate subsidiaries (including predecessors and successors thereto) of Delta Apparel that would be eligible, assuming, where applicable, that Delta Apparel is not a member of a group that includes Delta Woodside or Duck Head, to join with Delta Apparel, (i) with respect to Federal Taxes, in the filing of a consolidated Federal Tax return, (ii) with respect to State Taxes, in the filing of an affiliated, consolidated, combined or unitary State Tax return or (iii) with respect to other Taxes, in the filing of a Tax return as an affiliated, consolidated, combined or unitary group.

     "Delta Woodside Consolidated Group" means Delta Woodside and each direct and indirect corporate subsidiary (including predecessors and successors thereto) that is eligible to join with Delta Woodside (i) with respect to Federal Taxes, in the filing of a consolidated Federal Tax return, (ii) with respect to State Taxes, in the filing of an affiliated, consolidated, combined or unitary State Tax return, or (iii) with respect to other Taxes, in the filing of a Tax return as an affiliated, consolidated, combined or unitary group.

     "Delta Woodside Tax Group" means, at any time, Delta Woodside and any direct or indirect corporate subsidiaries (including predecessors and successors thereto) of Delta Woodside that would be eligible, assuming, where applicable that Delta Woodside is not a member of a group that includes Delta Apparel or Duck Head, to join with Delta Woodside, (i) with respect to Federal Taxes, in the filing of a consolidated Federal Tax return, (ii) with respect to State Taxes, in the filing of an affiliated, consolidated, combined or unitary State Tax return or (iii) with respect to other Taxes, in the filing of a Tax return as an affiliated, consolidated, combined or unitary group.

     "Designated Delta Apparel Affiliate" means Delta Apparel or the member of the Delta Apparel Tax Group that has been designated as such by Delta Apparel.

     "Designated Duck Head Affiliate" means Duck Head or the member of the Duck Head Tax Group that has been designated as such by Duck Head.

     "Distribution Agreement" means the Distribution Agreement dated as of March 15, 2000 among Delta Woodside, Delta Apparel and Duck Head.

     "Distribution Date" means the Business Day on which the Distribution shall be effected.

     "Duck Head Tax Group" means, at any time, Duck Head and any direct or indirect corporate subsidiaries (including predecessors and successors thereto) of Duck Head that would be eligible, assuming, where applicable, that Duck Head is not a member of a group that includes Delta Woodside or Delta Apparel, to join with Duck Head, (i) with respect to Federal Taxes, in the filing of a consolidated Federal Tax return, (ii) with respect to State Taxes, in the filing of an affiliated, consolidated, combined or unitary State Tax return or (iii) with respect to other Taxes, in the filing of a Tax return as an affiliated, consolidated, combined or unitary group.

     "Effective Realization" (and the correlative terms, "Effectively Realized" and "Effectively Realizes") means, with respect to a tax saving, tax benefit or tax attribute, the earliest to occur of (i) the receipt by a member of the Delta Woodside Tax Group, a member of the Delta Apparel Tax Group or a member of the Duck Head Tax Group of cash from a Taxing Authority reflecting such tax saving, tax benefit or tax attribute, (ii) the application of such tax saving, tax benefit or tax attribute to reduce (A) the Tax liability on a Return of any of such corporations or of any affiliated, consolidated, combined or unitary group of which any of such corporations is a member, or (B) any other outstanding Tax liability of any of such corporations or of such group, or (iii) a Final Determination of the entitlement of any of such corporations or of such group to such tax saving, tax benefit or tax attribute.

     "Federal Employment Tax" means the Federal Insurance Contributions Act, the Federal Unemployment Tax Act and any other federal tax that applies or that shall apply to a corporation in connection with the payment or provision of salaries, or the provision of benefits and other remuneration, to employees.

     "Federal  Tax"  means  any  tax  imposed  under  Subtitle  A  of  the Code.

     "Final Determination" means (i) with respect to Federal Taxes, (A) a "determination" as defined in Section 1313(a) of the Code, or (B) the acceptance by or on behalf of the IRS of Form 870-AD (or any successor form thereto) as a final resolution of Tax liability for any Taxable period, except as to items in respect of which the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency has been reserved; (ii) with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification, through Tax Proceedings or otherwise (including, without limitation, the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations); or (iii) the payment of Tax by the corporation among the members of the Delta Woodside Tax Group, the members of the Delta Apparel Tax Group and the members of the Duck Head Tax Group that is responsible for payment of such Tax under applicable law with respect to any item that has been disallowed or adjusted by a Taxing Authority and as to which Delta Woodside, Delta Apparel or Duck Head (as applicable) has made a determination that no recoupment shall be sought.

     "Fiscal 2000 Pre-Distribution Period" means the taxable period from July 4, 1999 through the Distribution Date.

     "Grossed Up Tax Amount" means an additional amount (taking into account any taxation of such additional amount) necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the highest Tax rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Taxable period, reflecting for example, the effect of any deductions available for interest paid or accrued and for appropriate Taxes such as State Taxes.

     "Intercompany Interest Rate" means the rate, from time to time, that is equal to the London Interbank Offered Rate for dollar deposits, plus 2% per annum.

     "Intercompany Reorganization" shall have the meaning ascribed to that term in the Distribution Agreement.

     "IRS"  means  the  Internal  Revenue  Service.

     "Post-Distribution Period" means any taxable period (or portion thereof) beginning after the close of business on the Distribution Date.

     "Pre-Distribution Period" means any taxable period (or portion thereof) ending on or before the close of business on the Distribution Date.

     "Return" means any Tax return, statement, report, form or election (including, without limitation, estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority, in each case as amended and as finally adjusted.

     "State Taxes" mean any income, franchise or similar tax payable to a state or local taxing jurisdiction of the United States.

     "Tax" (and the correlative term, "Taxable") means (i) any Federal Tax, or any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding (as payor or recipient), payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental, windfall, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest thereon and any penalty, addition to tax or additional amount thereto; (ii) any liability of a corporation for the payment of any amounts of the type described in clause (i) for any taxable period resulting from such corporation's being a part of a Consolidated Group pursuant to the application of Treasury Regulations
Section 1.1502-6 (or a successor thereto) or any similar provision applicable under state, local or foreign law; or (iii) any liability for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other person.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction or tax attribute that could reduce any tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property).

     "Tax Packages", with respect to a corporation, mean one or more packages of information, relating to such corporation, that are reasonably necessary for the purpose of preparing the Return of any Consolidated Group that includes such corporation.

     "Tax Proceeding" means any Tax audit, dispute or proceeding (whether administrative or judicial). Without limiting the generality of the foregoing, a reference to a Tax Proceeding relating to any taxable year shall include a Tax Proceeding relating to multiple taxable years that include such taxable year, notwithstanding that other included taxable years may be Post-Distribution Periods.

     "Taxing Authority" means any governmental authority (whether United States or non-United States, and including, without limitation, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

     (b) Each of the following terms is defined in the Section or portion of this Agreement set forth opposite such term:

     Term                              Section
     ----                              -------
     Code                              Recitals
     Consolidated  Group               Recitals
     Delta  Apparel                    Recitals
     Delta  Woodside                   Recitals
     Distribution                      Recitals
     Duck  Head                        Recitals
     Indemnitee                        7.04
     Indemnitor                        7.04
     Tax  Benefit                      7.07

     (c) Each of the following terms has the definition for that term in the Distribution Agreement: "Delta Apparel Business", "Delta Apparel Employee Group", "Delta Woodside Business", "Delta Woodside Employee Group", "Duck Head Business" and "Duck Head Employee Group".

     (d) Any term used in this Agreement that is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or in comparable provisions of applicable Tax law.


                                    ARTICLE 2

                      ADMINISTRATIVE AND COMPLIANCE MATTERS

     SECTION  2.01.  Sole  Tax  Sharing  Agreement.
                     -----------------------------

     (a) Except for Sections 14.4(b) and 15.12 of the Distribution Agreement and except for any agreement described in paragraph (b) below, any and all existing Tax sharing agreements or arrangements, written or unwritten, among two or more of any member of the Delta Woodside Tax Group, any member of the Delta Apparel Tax Group and any member of the Duck Head Tax Group shall be or shall have been terminated as of the Distribution Date. On and after the Distribution Date, none of the members of the Delta Woodside Tax Group, the members of the Delta Apparel Tax Group and the members of the Duck Head Tax Group shall have any rights or liabilities (including, without limitation, any rights and liabilities that accrued prior to the Distribution Date) under such terminated agreements and arrangements.

     (b) This Agreement shall not address the obligations or arrangements, if any, solely (i) among members of the Delta Woodside Tax Group, (ii) among members of the Delta Apparel Tax Group, or (iii) among members of the Duck Head Tax Group. Without limiting the generality of the foregoing, that certain Income Tax Sharing Agreement, dated as of August 1, 1997, by and between Delta Woodside and Delta Mills, Inc. remains in full force and effect notwithstanding this Agreement.

     SECTION  2.02.  Designation  of  Agent.
                     ----------------------

     (a) Each member of the Delta Apparel Tax Group and each member of the Duck Head Tax Group hereby irrevocably authorizes and designates Delta Woodside as its agent, attorney-in-fact, coordinator and administrator for the purposes of taking any and all actions with respect to Taxes for which such member is a member of the Delta Woodside Consolidated Group in connection with any taxable period that includes a Pre-Distribution Period. In connection with any Pre-Distribution Period, Delta Woodside shall have the same authority under this
Section 2.02(a), with respect to the Taxes described in the preceding sentence, to act on behalf of each member of the Delta Apparel Tax Group and each member of the Duck Head Tax Group as would such member, were such member acting on its own behalf, and as would the parent of the Consolidated Group that includes such member, were such parent acting on behalf of such member. Delta Woodside covenants to the Delta Apparel Tax Group and the Duck Head Tax Group that it shall be responsible to see that matters handled pursuant to its exercise of its authority under this Section 2.02(a) shall be handled promptly and, to the knowledge of Delta Woodside, appropriately.

     (b) Without limiting the generality of Section 2.02(a), Delta Woodside shall have the authority, with respect to the Taxes and taxable periods described in Section 2.02(a), to take any and all actions necessary, helpful or incidental to, or otherwise in connection with, (i) the preparation or filing of any Return or claim for refund (even where an item or Tax Asset giving rise to an amended Return or claim for refund arises in a Post-Distribution Period),
(ii) the conduct, management, prosecution, defense, contest, compromise or settlement of (A) any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any Return, or (B) any other Tax Proceeding, (iii) the determination of the taxable periods (including, without limitation, taxable periods that include a Post-Distribution Period) that a settlement of a Tax Proceeding may impact and other timing considerations, (iv) the determination as to whether any refunds shall be received by way of refund or credited against tax liability, (v) the determination as to the treatment of Tax Assets that are allowed under applicable law to be carried back or carried forward, (vi) the determination as to whether any, and what, Tax elections shall be made, (vii) the determination as to whether any, and what, extensions shall be requested,
(viii) the receipt of confidential information from, or the provision of such information to, any Taxing Authority, (ix) the making of payments to, or collection of refunds from, any Taxing Authority, and (x) the performance of any and all actions that are described to be undertaken by Delta Woodside under this Agreement or that are necessary, helpful or incidental to the implementation of the provisions of this Agreement.

     (c) Notwithstanding anything in Section 10.07 to the contrary, Delta Woodside may, in its sole and absolute discretion, delegate at any time all or a portion of its authority, rights or obligations under this Agreement to any corporation(s) or any person(s). Such delegation may be revoked by Delta Woodside in its sole and absolute discretion.

     SECTION  2.03.  Preparation  of  Returns.
                     ------------------------

     (a) Delta Woodside shall prepare and file the Returns (including, without limitation, the consolidated Federal Tax Returns and State Tax Returns) of the Delta Woodside Consolidated Group for all taxable periods that include a Pre-Distribution Period with the assistance of the members of the Delta Apparel Tax Group and the members of the Duck Head Tax Group. In preparing such Returns, Delta Woodside shall not discriminate among the members of the Delta Woodside Consolidated Group. Without limiting the generality of Section 2.02, Delta Woodside shall have the right to determine the manner in which such Returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported thereon.

     (b) The Returns of the Delta Woodside Consolidated Group for the taxable year ended July 1, 2000 shall reflect the inclusion of the members of the Delta Apparel Tax Group and the Duck Head Tax Group in the Delta Woodside Consolidated Group for the Fiscal 2000 Pre-Distribution Period.

     SECTION  2.04.  Procedure  for  Collection  of  Information.
                     -------------------------------------------

     (a) No more than 60 days after the Distribution Date, the Designated Delta Apparel Affiliate shall prepare and deliver to Delta Woodside Tax Packages with respect to the members of the Delta Apparel Tax Group for the Fiscal 2000 Pre-Distribution Period and the Designated Duck Head Affiliate shall prepare and deliver to Delta Woodside Tax Packages with respect to the members of the Duck Head Tax Group for the Fiscal 2000 Pre-Distribution Period.

     (b) At the request of the Designated Delta Apparel Affiliate or the Designated Duck Head Affiliate, Delta Woodside shall forward thereto, within 60 days of such request or such lengthier period of time as Delta Woodside shall determine to be appropriate, such information regarding Federal Tax and credit allocations as is necessary for the preparation of Tax Packages related to State Taxes with respect to the members of the Delta Apparel Tax Group or the members of the Duck Head Tax Group, respectively.

     SECTION  2.05.  Allocation.
                     ----------

     (a) With respect to any Pre-Distribution Period, Delta Woodside may, at its option, elect, and the Delta Apparel Tax Group shall join it in electing (if necessary), to ratably allocate items of the Delta Apparel Tax Group in accordance with relevant provisions of Treasury Regulations Section 1.1502-76. If Delta Woodside exercises its option to make such election, the members of the Delta Apparel Tax Group shall provide to Delta Woodside such statements as are required under the regulations and other appropriate assistance.

     (b) With respect to any Pre-Distribution Period, Delta Woodside may, at its option, elect, and the Duck Head Tax Group shall join it in electing (if necessary), to ratably allocate items of the Duck Head Tax Group in accordance with relevant provisions of Treasury Regulations Section 1.1502-76. If Delta Woodside exercises its option to make such election, the members of the Duck Head Tax Group shall provide to Delta Woodside such statements as are required under the regulations and other appropriate assistance.

     SECTION  2.06.  Certain  Other  Returns.
                     -----------------------

     (a) The members of the Delta Apparel Tax Group shall be solely responsible for the preparation and filing of (i) their respective separate state and local Returns, (ii) Returns filed on behalf of an affiliated, consolidated, combined or unitary group that includes neither any member of the Delta Woodside Tax Group nor any member of the Duck Head Tax Group, and (iii) Returns for all taxable periods that begin after the Distribution Date.

     (b) The members of the Duck Head Tax Group shall be solely responsible for the preparation and filing of (i) their respective separate state and local Returns, (ii) Returns filed on behalf of an affiliated, consolidated, combined or unitary group that includes neither any member of the Delta Woodside Tax Group nor any member of the Delta Apparel Tax Group, and (iii) Returns for all taxable periods that begin after the Distribution Date.

                                    ARTICLE 3

                                   TAX SHARING

     SECTION 3.01. Tax Sharing Principles With Respect to Federal Taxes for Each
                   -------------------------------------------------------------
     Pre-Distribution  Period.     With  respect  to  Federal  Taxes:
     ------------------------

     (a) For each taxable year during the Pre-Distribution Period prior to the Fiscal 2000 Pre-Distribution Period, Delta Woodside shall be responsible for paying any increase in Federal Taxes, and shall be entitled to receive the benefit of any refund of or saving in Federal Taxes, that results from any Tax Proceeding with respect to any Returns relating to Federal Taxes of the Delta Woodside Consolidated Group.

     (b) For the Fiscal 2000 Pre-Distribution Period, Delta Woodside shall be responsible for paying any Federal Taxes, and shall be entitled to any refund of or saving in Federal Taxes, with respect to the Delta Woodside Consolidated Group.

     SECTION  3.02.  Tax  Sharing  Principles With Respect to State Taxes.  With
                     ----------------------------------------------------
respect to State Taxes, for each taxable period during the Pre-Distribution Period, each corporation that is a member of the Delta Woodside Tax Group, the Delta Apparel Tax Group or the Duck Head Tax Group shall be responsible for paying any State Taxes, and any increase in States Taxes, and shall be entitled to receive the benefit of any refund of or saving in State Taxes, with respect to that corporation (or any predecessor by merger of that corporation) or that results from any Tax Proceeding with respect to any Returns relating to State Taxes of that corporation (or any predecessor by merger of that corporation).

     SECTION  3.03.  Tax  Sharing  Principles With Respect to Federal Employment
                     -----------------------------------------------------------
     Tax.
     ---

     (a) Delta Woodside shall be responsible for the Federal Employment Taxes payable with respect to the compensation paid, whether before, on or after the Distribution Date, by any member of the Delta Woodside Consolidated Group for any Pre-Distribution Period or by any member of the Delta Woodside Tax Group for any period after the Distribution Date to all individuals who are members of the Delta Woodside Employee Group.

     (b) Delta Apparel shall be responsible for the Federal Employment Taxes payable with respect to the compensation paid, whether before, on or after the Distribution Date, by any member of the Delta Woodside Consolidated Group for any Pre-Distribution Period or by any member of the Delta Apparel Tax Group for any period after the Distribution Date to all individuals who are members of the Delta Apparel Employee Group.

     (c) Duck Head shall be responsible for the Federal Employment Taxes payable with respect to the compensation paid, whether before, on or after the Distribution Date, by any member of the Delta Woodside Consolidated Group for any Pre-Distribution Period or by any member of the Duck Head Tax Group for any period after the Distribution Date to all individuals who are members of the Duck Head Employee Group.

     SECTION  3.04.  Tax  Sharing  Principles With Respect to Other Taxes.  With
                     ----------------------------------------------------
respect to any Taxes, other than Federal Employment Taxes, Federal Taxes and State Taxes:

     (a) Delta Woodside shall be responsible for any such Taxes, regardless of the time period or circumstance with respect to which such Taxes are payable, arising from or attributable to the Delta Woodside Business;

     (b) Delta Apparel shall be responsible for any such Taxes, regardless of the time period or circumstance with respect to which such Taxes are payable, arising from or attributable to the Delta Apparel Business; and

     (c) Duck Head shall be responsible for any such Taxes, regardless of the time period or circumstance with respect to which such Taxes are payable, arising from or attributable to the Duck Head Business.

     SECTION  3.05.  Post-Distribution  Periods.  The  Delta  Woodside Tax Group
                     --------------------------
shall be responsible for all Taxes, and shall receive the benefit of all Tax items, of any member of the Delta Woodside Tax Group that relate to any Post-Distribution Period. The Delta Apparel Tax Group shall be responsible for all Taxes, and shall receive the benefit of all Tax items, of any member of the Delta Apparel Tax Group that relate to any Post-Distribution Period. The Duck Head Tax Group shall be responsible for all Taxes, and shall receive the benefit of all Tax items, of any member of the Duck Head Tax Group that relate to any Post-Distribution Period.



                                    ARTICLE 4

                      CERTAIN REPRESENTATIONS AND COVENANTS

     SECTION  4.01.     Delta Apparel Tax Group Covenants.     Delta Apparel and
                        ---------------------------------
each other member of the Delta Apparel Tax Group covenant to each member of the Delta Woodside Tax Group and each member of the Duck Head Tax Group that, on or after the Distribution Date, Delta Apparel shall not, nor shall it permit any member of the Delta Apparel Tax Group to, make or change any tax election, change any accounting method, amend any Return, take any tax position on any Return, take any action, omit to take any action or enter into any transaction that results in an increased tax liability or reduction of any Tax Asset of the Delta Woodside Tax Group or of the Duck Head Tax Group with respect to any Pre-Distribution Period. The Delta Apparel Tax Group agrees that the Delta Woodside Tax Group and the Duck Head Tax Group shall have no liability for any Tax resulting from any action referred to in the preceding sentence and agrees to hold harmless the Delta Woodside Tax Group and the Duck Head Tax Group from any such Tax.

     SECTION  4.02.     Duck  Head  Tax  Group Covenants.     Duck Head and each
                        --------------------------------
other member of the Duck Head Tax Group covenant to each member of the Delta Woodside Tax Group and each member of the Delta Apparel Tax Group that, on or after the Distribution Date, Duck Head shall not, nor shall it permit any member of the Duck Head Tax Group to, make or change any tax election, change any accounting method, amend any Return, take any tax position on any Return, take any action, omit to take any action or enter into any transaction that results in an increased tax liability or reduction of any Tax Asset of the Delta Woodside Tax Group or of the Delta Apparel Tax Group with respect to any Pre-Distribution Period. The Duck Head Tax Group agrees that the Delta Woodside Tax Group and the Delta Apparel Tax Group shall have no liability for any Tax resulting from any action referred to in the preceding sentence and agrees to hold harmless the Delta Woodside Tax Group and the Delta Apparel Tax Group from any such Tax.

                                    ARTICLE 5

                                    PAYMENTS

     SECTION  5.01.     Procedure  for  Making  Payments.     All payments to be
                        --------------------------------
made under this Agreement shall be made in immediately available funds. Except as otherwise provided, all payments required to be made under this Agreement shall be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after (i) the fixing of a Tax liability, (ii) the Effective Realization of a tax saving, tax benefit or tax attribute, (iii) the receipt of a refund, or (iv) the resolution of a dispute. Unless otherwise indicated, any payment that is not made when due shall bear interest at the Intercompany Interest Rate. If, pursuant to a Final Determination, any amount paid by any member of the Delta Woodside Tax Group, any member of the Delta Apparel Tax Group or any member of the Duck Head Tax Group under this Agreement results in any increased Tax liability or reduction of any Tax Asset of the recipient of such payment, then, in addition to any amounts otherwise owed under this Agreement, the payor shall pay the sum of (i) any interest or penalty attributable to such increased tax liability or to the reduction of such Tax Asset, and (ii) the Grossed Up Tax Amount.



                                    ARTICLE 6

            CERTAIN TAX MATTERS RELATED TO THE DISTRIBUTION AGREEMENT
                       AND TO POST-DISTRIBUTION DEDUCTIONS

     SECTION 6.01.     Payment of Grossed Up Tax Amounts.     If any amount paid
                       ---------------------------------
under the Distribution Agreement by one party to another party to that agreement results in any increased Tax liability or reduction of any Tax Asset of any member of the Delta Apparel Tax Group or any member of the Duck Head Tax Group, in the case of Delta Woodside, or any member of the Delta Woodside Tax Group or any member of the Duck Head Tax Group, in the case of Delta Apparel, or any member of the Delta Woodside Tax Group or the Delta Apparel Tax Group, in the case of Duck Head, then the party making such payment shall, in addition to paying any amounts otherwise owed under the Distribution Agreement, indemnify the recipient of such payment against and hold it harmless from, without duplication, (i) such increased Tax or the reduction of such Tax Asset, (ii) any interest or penalty attributable to such increased Tax liability or the reduction of such Tax Asset and (iii) the Grossed Up Tax Amount.

     SECTION  6.02.     Deductions  and  Certain Taxes Related to Stock Options.
                        -------------------------------------------------------

     (a) Delta Woodside shall claim the Federal Tax deductions and any State Tax deductions attributable to the exercise, following the Distribution Date, of options to purchase the stock of Delta Woodside that are held by a person who is at the time the deduction is claimed (or, in the case of a person who is no longer employed by a member of the Delta Woodside Tax Group, a member of the Delta Apparel Tax Group or a member of the Duck Head Tax Group at the time the deduction is claimed, who before or after the Distribution was) an employee of a member of the Delta Woodside Tax Group.

     (b) Delta Woodside shall claim the Federal Tax deductions and any State Tax deductions attributable to the exercise, following the Distribution Date, of options to purchase the stock of Delta Woodside that are held by a person who is at the time the deduction is claimed (or, in the case of a person who is no longer employed by a member of the Delta Woodside Tax Group, a member of the Delta Apparel Tax Group or a member of the Duck Head Tax Group at the time the deduction is claimed, who before or after the Distribution was) an employee of a member of the Delta Apparel Tax Group or the Duck Head Tax Group.

     (c) The employer of the person who exercises stock options (or, if such person is not employed by a member of the Delta Woodside Tax Group, a member of the Delta Apparel Tax Group or a member of the Duck Head Tax Group, the company among the members of the Delta Woodside Tax Group, the members of the Delta Apparel Tax Group and the members of the Duck Head Tax Group that employed such person immediately before such individual ceased such employment) shall timely pay the applicable Federal Employment Tax or any state employment tax in connection with such exercise.

     SECTION  6.03.     Deductions  Related  to  Employee  Severance  and  Other
                        --------------------------------------------------------
Enumerated  Expenses.     For  purposes  of  computing  Delta Woodside's Federal
--------------------
Taxes and Delta Woodside's State Taxes for any Pre-Distribution Period, Delta Woodside shall receive the Federal Tax deductions and any State Tax deductions, as appropriate, attributable to any and all expenses incurred in connection with the termination of the employment of persons who were employees of Delta Woodside immediately before the Distribution.

     SECTION  6.04.     Indemnification  under Article 6.     To the extent that
                        --------------------------------
any  deduction  accorded  to a member of the Delta Woodside Tax Group by Section
6.02 or 6.03 is disallowed because a Taxing Authority makes a Final Determination that a member of the Delta Apparel Tax Group or of the Duck Head Tax Group should have claimed such deduction, the Designated Delta Apparel Affiliate or Designated Duck Head Affiliate, respectively, shall pay to Delta Woodside an amount equal to the resulting actual tax benefit Effectively
Realized by the Delta Apparel Tax Group or the Duck Head Tax Group, respectively, within 30 days of the Effective Realization thereof.



                                    ARTICLE 7

                                   INDEMNITIES

     SECTION  7.01.  Indemnification  by  Delta  Woodside  Tax  Group.     Delta
                     ------------------------------------------------
Woodside and each other member of the Delta Woodside Tax Group shall jointly and severally indemnify Delta Apparel, the other members of the Delta Apparel Tax Group, Duck Head, and the other members of the Duck Head Tax Group against and hold them harmless from:

     (a) liability for any Taxes for which any member of the Delta Woodside Tax Group is responsible under Article 3 hereof (provided that, for purposes of the foregoing portion of this Section 7.01(a), Taxes shall refer only to such taxes as are described in clause (i) of the definition of such term in Section 1.01(a)), including without limitation, (i) any tax liability of any member of the Delta Woodside Tax Group resulting from the existence of any excess loss accounts or deferred intercompany gains immediately before the Distribution, and
(ii) any Federal Employment Tax of any member of the Delta Woodside Tax Group, but excluding any Tax liability resulting from the Distribution except for such amounts as are described in clause (i) of this Section 7.01(a);

     (b) liability for Taxes relating to any taxable period resulting from a breach by Delta Woodside or any other member of the Delta Woodside Tax Group of any representation or covenant made by any member of the Delta Woodside Tax Group in this Agreement; and

     (c) liability for Taxes resulting from the Intercompany Reorganization or from the Distribution, except (A) to the extent that such liability arises by reason of the breach by (I) Delta Apparel or any other member of the Delta Apparel Tax Group of any representation or covenant made by any member of the Delta Apparel Tax Group in this Agreement, or (II) Duck Head or any other member of the Duck Head Tax Group of any representation or covenant made by any member of the Duck Head Tax Group in this Agreement, (B) for such amounts as are described in Section 7.01(a)(i), and (C) for any tax liability of any member of the Delta Woodside Tax Group resulting from the existence of any deferred intercompany gains immediately before the Distribution.

     SECTION  7.02.  Indemnification  by  Delta  Apparel  Tax  Group.     Delta
                     -----------------------------------------------
Apparel and each other member of the Delta Apparel Tax Group shall jointly and severally indemnify Delta Woodside, the other members of the Delta Woodside Tax Group, Duck Head, and the other members of the Duck Head Tax Group against and hold them harmless from:

     (a) liability for any Taxes for which any member of the Delta Apparel Tax Group is responsible under Article 3 hereof (provided that, for purposes of the foregoing portion of this Section 7.02(a), Taxes shall refer only to such taxes as are described in clause (i) of the definition of such term in Section 1.01(a)), including without limitation, (i) any tax liability of any member of the Delta Apparel Tax Group resulting from the existence of any excess loss accounts or deferred intercompany gains immediately before the Distribution, and
(ii) any Federal Employment Tax of any member of the Delta Apparel Tax Group, but excluding any Tax liability resulting from the Distribution except for such amounts as are described in clause (i) of this Section 7.02(a);

     (b) liability for Taxes relating to any taxable period resulting from a breach by Delta Apparel or any other member of the Delta Apparel Tax Group of any representation or covenant made by any member of the Delta Apparel Tax Group in this Agreement; and

     (c) liability for Taxes resulting from the Intercompany Reorganization or from the Distribution, except (A) to the extent that such liability arises by reason of the breach by (I) Delta Woodside or any other member of the Delta Woodside Tax Group of any representation or covenant made by any member of the Delta Woodside Tax Group in this Agreement, or (II) Duck Head or any other member of the Duck Head Tax Group of any representation or covenant made by any member of the Duck Head Tax Group in this Agreement, (B) for such amounts as are described in Section 7.02(a)(i), and (C) for any tax liability of any member of the Delta Apparel Tax Group resulting from the existence of any deferred intercompany gains immediately before the Distribution.

     SECTION  7.03.  Indemnification  by  Duck Head Tax Group.     Duck Head and
                     ----------------------------------------
each other member of the Duck Head Tax Group shall jointly and severally indemnify Delta Woodside, the other members of the Delta Woodside Tax Group, Delta Apparel, and the other members of the Delta Apparel Tax Group against and hold them harmless from:

     (a) liability for any Taxes for which any member of the Duck Head Tax Group is responsible under Article 3 hereof (provided that, for purposes of the foregoing portion of this Section 7.03(a), Taxes shall refer only to such taxes as are described in clause (i) of the definition of such term in Section 1.01(a)), including without limitation, (i) any tax liability of any member of the Duck Head Tax Group resulting from the existence of any excess loss accounts or deferred intercompany gains immediately before the Distribution, and (ii) any Federal Employment Tax of any member of the Duck Head Tax Group, but excluding any Tax liability resulting from the Distribution except for such amounts as are described in clause (i) of this Section 7.03(a);

     (b) liability for Taxes relating to any taxable period resulting from a breach by Duck Head or any other member of the Duck Head Tax Group of any representation or covenant made by any member of the Duck Head Tax Group in this Agreement; and

     (c) liability for Taxes resulting from the Intercompany Reorganization or from the Distribution, except (A) to the extent that such liability arises by reason of the breach by (I) Delta Woodside or any other member of the Delta Woodside Tax Group of any representation or covenant made by any member of the Delta Woodside Tax Group in this Agreement, or (II) Delta Apparel or any other member of the Delta Apparel Tax Group of any representation or covenant made by any member of the Delta Apparel Tax Group in this Agreement, (B) for such amounts as are described in Section 7.03(a)(i), and (C) for any tax liability of any member of the Duck Head Tax Group resulting from the existence of any deferred intercompany gains immediately before the Distribution.

     SECTION  7.04.     Additional  Indemnity  Amounts.     Each  party  with
                        ------------------------------
indemnification obligations under Section 7.01, 7.02 or 7.03 (an "Indemnitor") shall also pay to each party that is indemnified by such Indemnitor under such provision (an "Indemnitee") all liabilities, losses, damages, assessments, settlements, judgments, costs and properly documented expenses (including, without limitation, expenses of investigation and reasonable attorneys' fees and expenses) arising out of or incident to the imposition, assessment or assertion of any liabilities or damage described in such provision, including, without limitation, those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such liability or damage.

     SECTION 7.05.     Notice of Claim.     The Indemnitee agrees to give prompt
                       ---------------
notice to the Indemnitor of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 7.01, 7.02 or 7.03.

     SECTION 7.06.     Discharge of Indemnity.     An Indemnitor shall discharge
                       ----------------------
its obligations by paying all amounts specified in Sections 7.01, 7.02, 7.03 and
7.04 within 30 days of demand therefor. After a Final Determination of an obligation against which an Indemnitee is indemnified, the Indemnitee shall send a statement to the Indemnitor showing the amount, if any, due under such provisions. Calculation mechanics relating to items described in Sections 7.01,
7.02 and 7.03 shall be in accordance with the principles of Article 3 to the extent they are applicable. Notwithstanding that an Indemnitor disputes in good faith the fact or the amount of any obligation under Section 7.01, 7.02 or 7.03, payment thereunder and under Section 7.04 shall be made within 30 days of demand therefor.

     SECTION 7.07.     Tax Benefits.     If an indemnification obligation of any
                       ------------
Indemnitor under this Article 7 arises in respect of an adjustment that makes allowable to the Indemnitee any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") that would not, but for such adjustment, be allowable, then any payment by the Indemnitor pursuant to this Article 7 shall be an amount equal to the excess of (a) the amount otherwise due but for this
Section 7.07, over (b) the present value of the product of the Tax Benefit multiplied by (i) in the case of a credit, 100 percent, or (ii) otherwise, the highest Tax rate applicable to the Indemnitee in effect under applicable law at the time such Tax Benefit becomes allowable to the Indemnitee. Present value computations shall be made by discounting, at the Intercompany Interest Rate, the product described in Section 7.07(b) in view of the date on which the Tax Benefit becomes allowable.



                                    ARTICLE 8

                         AUDIT AND OTHER TAX PROCEEDINGS

     SECTION  8.01.     Control  Over  Tax  Proceedings.
                        -------------------------------

     (a) Notwithstanding anything in this Agreement to the contrary, Delta Woodside shall have full control over any and all matters with respect to which the Delta Apparel Tax Group and the Duck Head Tax Group have provided authority to Delta Woodside under Section 2.02, including, without limitation, any and all matters that would give rise to an indemnification obligation under Article 7 on the part of any member of the Delta Woodside Tax Group, any member of the Delta Apparel Tax Group or any member of the Duck Head Tax Group. Delta Woodside shall have absolute discretion with respect to any decisions to be made, or any action to be taken, with respect to any matter described in the preceding sentence.

     (b) Without limiting the generality of Section 8.01(a), Delta Woodside may, in its sole and absolute discretion, settle any Tax Proceeding with respect to the Taxes over which it has authority under Section 2.02 (including, without limitation, a Tax Proceeding relating to any and all matters that would give rise to an indemnification obligation under Section 7.01, 7.02 or 7.03). Any such settlement shall be binding on the parties to this Agreement without further recourse.



                                    ARTICLE 9

                         COMMUNICATIONS AND COOPERATION

     SECTION  9.01.     Consult and Cooperate.     Delta Woodside, Delta Apparel
                        ---------------------
and Duck Head shall consult and cooperate (and shall cause their respective subsidiaries to cooperate) fully at the times and to the extent reasonably requested by a party to this Agreement in connection with all matters subject to this Agreement. The cooperation under this Section 9.01 shall, subject to the terms of this Agreement, include, without limitation:

     (a) the retention and provision on reasonable request of any information (including, without limitation, any books, records, documentation or other information) pertaining to any Tax matters relating to the Delta Woodside Tax Group, the Delta Apparel Tax Group or the Duck Head Tax Group, any necessary explanations of information, and access to personnel, until the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

     (b) the execution, acknowledgment and delivery of any instrument or document that may be necessary or helpful in connection with (i) any Return,
(ii) any Tax Proceeding or other litigation, investigation or action, or (iii) the carrying out of the parties' respective obligations under this Agreement; and

     (c) the use of the parties' best efforts to obtain any documentation from a Taxing Authority, another governmental authority or another third party that may be necessary or helpful in connection with the foregoing.

     SECTION  9.02.     Provide  Information.     Delta Woodside, the Designated
                        --------------------
Delta Apparel Affiliate and the Designated Duck Head Affiliate shall keep one another fully informed with respect to any material developments relating to the matters subject to this Agreement.

     SECTION 9.03.     Tax Attribute Matters.     Delta Woodside, the Designated
                       ---------------------
Delta Apparel Affiliate and the Designated Duck Head Affiliate shall promptly advise one another with respect to any proposed Tax adjustments, relating to a Consolidated Group, that are the subject of a Tax Proceeding or other litigation, investigation or action and that may materially affect any Tax liability or Tax attribute of the other parties to this Agreement.



                                   ARTICLE 10

                                  MISCELLANEOUS

     SECTION  10.01.     Guarantee.     Delta Apparel guarantees the obligations
                         ---------
under this Agreement of each other member of the Delta Apparel Tax Group. Duck Head guarantees the obligations under this Agreement of each other member of the Duck Head Tax Group. Delta Woodside guarantees the obligations under this Agreement of each other member of the Delta Woodside Tax Group.

     SECTION 10.02.     Dispute Resolution.     If the parties hereto are unable
                        ------------------
to resolve any disagreement or dispute relating to this Agreement within 20 days, such disagreement or dispute shall be resolved by Delta Woodside. Any such resolution shall be binding on the parties to this Agreement without further recourse.

     SECTION 10.03.     Authorization.     Each of Delta Woodside, Delta Apparel
                        -------------
and Duck Head hereby represents and warrants that (i) it has the power and authority to execute, deliver and perform this Agreement, (ii) this Agreement has been duly authorized by all necessary corporate action on the part of such party, (iii) this Agreement constitutes a legal, valid and binding obligation of such party, and (iv) the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of such party's charter or bylaws or any agreement, instrument or order binding on such party.

     SECTION  10.04.     Notices.     All  notices,  requests  and  other
                         -------
communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

     If  to  Delta  Woodside:

        Delta  Woodside  Industries,  Inc.
        233  North  Main  Street
        Greenville,  South  Carolina  29601
        Attention:  President
        Telecopy  No.:  (864)  232-6164

     If  to  Duck  Head:

        Duck  Head  Apparel  Company,  Inc.
        1020  Barrow  Industrial  Parkway
        P.O.  Box  688
        Winder,  Georgia  30680
        Attention:  President
        Telecopy  No.:  (770)  867-3111

    If  to  Delta  Apparel:

        Delta  Apparel,  Inc.
        3355  Breckinridge  Blvd.
        Suite  100
        Duluth,  Georgia  30096
        Attention:  President
        Telecopy  No.:  (770)  806-6800

or such other address or facsimile number as such party may hereafter specify in writing for this purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.04 and the appropriate facsimile confirmation is received or
(b) if given by any other means, when delivered at the address specified in this
Section  10.04.

     SECTION  10.05.     Amendments;  No  Waivers.
                         ------------------------

     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Delta Woodside, Delta Apparel and Duck Head, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION  10.06.     Expenses.     Except as specifically provided otherwise
                         --------
in this Agreement or in the Distribution Agreement, each party shall bear its own costs and expenses (including, without limitation, reasonable attorneys' fees and other professional fees and expenses).

     SECTION  10.07.     Successors  and  Assigns.     The  provisions  of  this
                         ------------------------
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (whether by merger, acquisition of assets or otherwise, and, including, without limitation, any successor succeeding to the tax attributes of a party under Section 381 of the Code) and assigns, to the same extent as if such successor or assign had been an original party to this Agreement; provided that, except as set forth in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other parties hereto.

     SECTION  10.08.     Governing Law.     This Agreement shall be construed in
                         -------------
accordance  with  and  governed  by  the  internal  laws  of  the State of South
Carolina.

     SECTION  10.09.     Counterparts;  Effectiveness;  No  Third  Party
                         -----------------------------------------------
Beneficiaries.
-------------

     (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective upon the consummation of the Distribution, provided that at or before such time, each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than (i) the parties hereto, (ii) other members of the Delta Woodside Tax Group, (iii) other members of the Delta Apparel Tax Group and (iv) other members of the Duck Head Tax Group, together in each case with their respective successors and assigns.

     (b) All rights and obligations arising under this Agreement shall survive until they are fully effectuated or performed. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     SECTION  10.10.     Severability.     If  any one or more of the provisions
                         ------------
of this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions so that the replacement provisions will be valid, legal and enforceable and will have an economic effect that comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION  10.11.     Specific  Performance.     Each  of Delta Woodside, the
                         ---------------------
other members of the Delta Woodside Tax Group, Delta Apparel, the other members of the Delta Apparel Tax Group, Duck Head and the other members of the Duck Head Tax Group acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and that
irreparable  harm  would  occur.   In  recognition  of  this  fact,  each  such
corporation agrees that, in the event of such breach or threatened breach, in addition to any damages, any of the other parties to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment or any other equitable remedy that may then be available to obligate the breaching party to (i) comply with the covenants made by, and perform other obligations of, it (or, as appropriate, of Delta Woodside, Delta Apparel or Duck Head) under this Agreement, or (ii) if the breaching party is unable, for whatever reason, to comply with such covenants and perform such obligations, to take such other actions as are necessary or appropriate to give the other parties to this Agreement the tax effect and the economic effect that come as close as possible to compliance with such covenants and performance of such obligations.

     SECTION  10.12.     Captions.     Section  captions  used in this Agreement
                         --------
are for convenience only and shall not affect the construction of this Agreement.


     IN WITNESS WHEREOF the parties hereto have caused this Tax Sharing Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                            DELTA  WOODSIDE  INDUSTRIES,  INC.

                                            By  /s/  William  F.  Garrett
                                               -------------------------------
                                            William  F.  Garrett
                                            Title:  President  &  CEO


                                            DELTA  APPAREL,  INC.

                                            By  /s/  Robert  W.  Humphreys
                                               -------------------------------
                                            Robert  W.  Humphreys
                                            Title:  President  &  CEO


                                            DUCK HEAD APPAREL COMPANY, INC.

                                            By  /s/  Robert D. Rockey, Jr.
                                               -------------------------------
                                            Robert  D.  Rockey,  Jr.
                                            Title: Chairman, President & CEO